Exhibit 10.29
Our compensation and benefit program is designed to compensate our non-employee directors fairly for work required for a company of our size and scope, and align their interests with the long-term interests of our shareholders. Director compensation reflects our desire to attract, retain and use the expertise of highly qualified people serving on the Company’s Board of Directors. The Compensation and Human Resources Committee reviews the compensation level of our non-employee directors on an annual basis and makes recommendations to the Board of Directors.
The Company uses annual retainers, equity-based compensation, expense reimbursement and other forms of compensation, as appropriate, to attract and retain non-employee directors.
Cash Compensation
Non-employee directors receive an annual cash retainer of $125,000. We pay an additional annual cash retainer of $300,000 to the Chair of the Board, an additional annual cash retainer of $32,500 to the Chair of the Audit Committee, and additional annual cash retainers of $25,000 to the Chair of the Compensation and Human Resources Committee, the Chair of the Nominating and Corporate Governance Committee and the Chair of the Public Policy Strategies and Responsibility Committee.
Cash retainers are payable on a quarterly basis in arrears on the first business day following the end of each fiscal quarter, and subject to pro-rata adjustment if the director did not serve the entire quarter. Directors may elect to receive deferred stock units (“DSUs”) or common stock (if the director has met the stock ownership guidelines) in lieu of their cash compensation or may defer receipt of their cash compensation to a later date pursuant to the Directors' Compensation Deferral Plan ("Director Deferral Plan").
Equity-Based Compensation
Non-employee directors receive annual grants of DSUs under the 2011 Stock Incentive Plan, as amended, having an annual aggregate fair value of $225,000, subject to rounding adjustments described below. The grants are issued quarterly in arrears on the first business day following the end of each fiscal quarter and prorated if the director did not serve the entire quarter. The number of DSUs granted is determined by dividing $56,250 (the quarterly value of the annual equity award) by the closing stock price on the grant date, rounded up to the nearest share.
The DSUs immediately vest upon grant and must be retained until completion of the director’s service on the Board of Directors. Upon completion of service, the DSUs convert into an equal number of shares of the Company’s common stock. A director may defer receipt of the shares for up to ten years after completion of service pursuant to the Director Deferral Plan. Non-employee directors who have met their stock ownership requirement may elect to receive common stock in lieu of DSUs and/or in-service distributions on pre-selected dates.

If a director elects to convert his or her cash compensation into DSUs, such conversion grants are made on the day the eligible cash compensation becomes payable to the director and immediately vest upon grant. The director receives the number of DSUs equal to the cash compensation foregone, divided by the closing price of our common stock on the date of grant, rounded up to the nearest share. A director may only elect to receive common stock if he or she has met the stock ownership guidelines.
The Company pays dividend equivalents in the form of additional DSUs on all outstanding DSUs. Dividend equivalents are paid at the same rate and at the same time that dividends are paid to Company shareholders and are subject to the same vesting conditions as the underlying grant.
Director Deferral Plan
Under the Director Deferral Plan, subject to compliance with applicable laws, non-employee directors may elect annually to defer receipt of all or a percentage of their compensation. Amounts deferred are credited to a bookkeeping account maintained for each director participant that uses a collection of unaffiliated mutual funds as measuring investments. Subject to certain additional rules set forth in the Director Deferral Plan, a participating director may elect to receive the distribution in one of the following ways:
•a series of five or ten annual installments following the completion of his or her service on the Board of Directors;
•a delayed lump sum following either the fifth or tenth anniversary of the completion of his or her service on the Board of Directors;
•for cash deferrals, an immediate lump sum upon the completion of his or her service on the Board of Directors; or
•pre-selected amounts to be distributed on pre-selected dates while the director remains a member of the Board of Directors.
The Director Deferral Plan does not provide for matching contributions by the Company, but our Board of Directors may determine, in its discretion, to supplement the accounts of participating directors with additional amounts.
Other Compensation
We reimburse directors for any out-of-pocket expenses incurred in connection with service as a director. We also provide health care coverage to directors but only if the director is not eligible for coverage under another group health care benefit program. Health care coverage is provided generally on the same terms and conditions as current employees. Upon retirement from the Board of Directors, directors may continue to obtain health care coverage under benefit continuation coverage, and after the lapse of such coverage, under the Company’s post-employment medical plan for up to a total of 96 months if they are otherwise eligible.
The Company maintains a program through which it will match up to $15,000 of charitable donations made by each director for each calendar year. The directors do not receive any financial benefit from this program because the charitable income tax deductions accrue solely to the Company. Donations under the program may not be made to family trusts, partnerships or similar organizations.
Effective October 1, 2022